AZZ Third Quarter - Fiscal Year 2015
January 9, 2015

AZZ incorporated Reports Financial Results for the Third Quarter of Fiscal Year 2015

Reports Third Quarter 2015 EPS of $0.77

Quarterly Sales of $224.8 million, up $27.1 million or 13.7% compared to Third Quarter Fiscal 2014

Backlog finished at $300.3 million, compared to $290.0 million for Third Quarter Fiscal 2014, an increase of 3.6%

Consolidated operating margin of 14.6% compared to 12.8% in Third Quarter Fiscal 2014

Company narrows FY 2015 EPS target range to $2.40 to $2.60 per share and lowers target revenue range of $825 million to $850 million on push-out of certain nuclear projects

January 9, 2015 - FORT WORTH, TX - AZZ incorporated (NYSE:AZZ), a global provider of galvanizing services, welding solutions, specialty electrical equipment and highly engineered services, today announced unaudited financial results for the three month and nine month period ended November 30, 2014. Revenues for the third quarter of fiscal year 2015 were $224.8 million compared to $197.8 million for the same quarter last year, an increase of 13.7 percent. Net income for the third quarter was $20.0 million, or $0.77 per diluted share, compared to net income of $18.4 million, or $0.72 per diluted share, for the same quarter last year.

Earnings during the quarter included a pretax benefit of $0.6 million, or $0.02 per diluted share relating to the net effect of insurance proceeds collected to cover costs related to a fire in AZZ’s Arizona galvanizing facility, driving adjusted earnings of $0.75 per share in Q3 FY15. During Q3 FY14 the company benefitted from one-time items netting to $4.6 million on a pretax basis driving adjusted earnings to $0.59 for the quarter. A reconciliation of reported GAAP earnings to adjusted earnings is included with the financial tables at the end of this release.

AZZ’s backlog at the end of the third quarter of fiscal 2015 was $300.3 million, compared to $290.0 million at the end of the third quarter of fiscal 2014. Incoming orders for the third quarter of fiscal 2015 were $196.1 million while revenue for the quarter totaled $224.8 million, resulting in a book to ship ratio of 0.87. For purposes of comparison, for the third quarter of fiscal 2014 incoming orders were $193.7 million resulting in a book to ship ratio of 0.98 for that period.

Revenues for AZZ’s Energy Segment for the third quarter of fiscal 2015 were $130.1 million when compared with $112.0 million for the same quarter last year, an increase of 16.1 percent. This increase was primarily attributable to the strong backlog which shipped during the quarter.

AZZ Third Quarter - Fiscal Year 2015
January 9, 2015

Energy Segment operating income increased by $4.9 million or 41.1% for the three months ended November 30, 2014, to $16.7 million as compared to $11.9 million in the same period of fiscal 2014. Operating margins improved 230 basis points to 12.9% for the three month period ended November 30, 2014, compared to 10.6% for the same period in fiscal 2014. The increase was attributable to stronger sales, higher gross margins, and reduced SG&A as a percentage of sales.

Revenues for the Galvanizing Services Segment increased 10.6% for three months ended November 30, 2014, to $94.8 million as compared to $85.7 million for the same period in fiscal 2014. The increase was attributable to higher volume along with slightly higher pricing due to mix. The increase in volume is primarily attributable to our Joliet facility returning to service, increases in demand in the petrochemical and transmission markets and the acquisition of Zalk Steel on June 30, 2014.

Galvanizing Services operating income increased by $2.4 million or 11.2% for the three months ended November 30, 2014 as compared to the same period in fiscal 2014 primarily due to higher sales. Operating margins were 25.0% for the three month period ended November 30, 2014 compared to 24.9% for the same period in fiscal 2014. This slight increase was attributable to the receipt of $0.6 million in net insurance proceeds related to our Arizona plant and lower selling, general and administrative costs as a percentage of sales which were partially offset by slightly higher zinc costs.

Tom Ferguson, president and chief executive officer of AZZ, said, “Financial results for the third quarter were solid. We achieved double-digit revenue increases in both of our business lines, Energy Segment margins expanded as we gained traction on driving operating efficiencies, and we achieved selective pricing improvements. Quoting activity for the quarter reflected the seasonal nature of the business. The current backlog in our Energy Segment remains solid and we believe we are positioned to close out the fiscal year on a strong note.”

“In the coming quarters we expect to see continued growth in the power, petrochemical, and industrial markets,” Mr. Ferguson continued. “We are closely monitoring developments in the oil and gas market, and the nuclear power market where the signals for continued growth are not as apparent. For the remainder of fiscal 2014, we are adjusting our projections due to the push-out of certain large nuclear related projects at our NLI business unit that we believe will now ship in the later part of our next fiscal year.  Due to this move, we are narrowing our earnings guidance for the full fiscal year 2015 to a range of $2.40 to $2.60 per share (previously $2.40 to $2.80 per share), and lowering our revenue guidance to $825 million to $850 million for the full fiscal year 2015 (previously $850 million to $900 million).”

Mr. Ferguson concluded, “We are firmly committed to driving operational excellence and seeking fundamentally sound growth opportunities that will enhance our product offerings as well as our global reach. As we look forward, AZZ is well positioned to successfully compete both domestically and internationally with a solid portfolio of products, services and innovative solutions to meet the needs of a global customer base.”

AZZ Third Quarter - Fiscal Year 2015
January 9, 2015

AZZ incorporated will conduct a conference call to discuss financial results for the third quarter of fiscal year 2015 at 11:00 A.M. ET on Friday, January 9, 2015. Interested parties can access the conference call by dialing (877) 317-6789 or (412) 317-6789 (international). The call will be web cast via the Internet at http://www.azz.com/investor-relations. A replay of the call will be available for three days at (877) 344-7529 or (412) 317-0088 (international), confirmation #10057599 or for 30 days at http://www.azz.com/investor-relations.

AZZ incorporated is a global provider of galvanizing services, welding solutions, specialty electrical equipment and highly engineered services to the markets of power generation, transmission, distribution and industrial in protecting metal and electrical systems used to build and enhance the world’s infrastructure. AZZ Galvanizing is a leading provider of metal finishing solutions for corrosion protection, including hot dip galvanizing to the North American steel fabrication industry. AZZ Energy is dedicated to delivering safe and reliable transmission of power from generation sources to end customers, and automated weld overlay solutions for corrosion and erosion mitigation to critical infrastructure in the energy markets worldwide.

Certain statements herein about our expectations of future events or results constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by terminology such as, “may,” “should,” “expects,“ “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” or the negative of these terms or other comparable terminology. Such forward-looking statements are based on currently available competitive, financial and economic data and management’s views and assumptions regarding future events. Such forward-looking statements are inherently uncertain, and investors must recognize that actual results may differ from those expressed or implied in the forward-looking statements. This release may contain forward-looking statements that involve risks and uncertainties including, but not limited to, changes in customer demand and response to products and services offered by AZZ, including demand by the power generation markets, electrical transmission and distribution markets, the industrial markets, and the hot dip galvanizing markets; prices and raw material cost, including zinc and natural gas which are used in the hot dip galvanizing process; changes in the political stability and economic conditions of the various markets that AZZ serves, foreign and domestic, customer requested delays of shipments, acquisition opportunities, currency exchange rates, adequacy of financing, and availability of experienced management and employees to implement AZZ’s growth strategy. AZZ has provided additional information regarding risks associated with the business in AZZ’s Annual Report on Form 10-K for the fiscal year ended February 28, 2014 and other filings with the SEC, available for viewing on AZZ’s website at www.azz.com and on the SEC’s website at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. These statements are based on information as of the date hereof and AZZ assumes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:	Paul Fehlman, Senior Vice President - Finance and CFO
AZZ incorporated 817-810-0095
Internet: www.azz.com

Lytham Partners 602-889-9700
Joe Dorame or Robert Blum
Internet: www.lythampartners.com

---Financial tables on the following page---

AZZ Third Quarter - Fiscal Year 2015
January 9, 2015

AZZ incorporated
Condensed Consolidated Statement of Income
(in thousands except per share amounts)

	Three Months Ended		Nine Months Ended
	November 30, 2014	November 30, 2013	November 30, 2014	November 30, 2013
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net sales	$224,833	$197,755	$634,376	$570,712
Costs and Expenses:
Cost of Sales	164,058	144,395	476,112	410,732
Selling, General and Administrative	27,847	28,113	74,532	80,978
Interest Expense	4,099	4,615	12,531	13,744
Net (Gain) Loss on Sales or Insurance Settlement of Property, Plant and Equipment	(1,171)	(7,373)	(1,195)	(8,256)
Other (Income)	1,322	93	1,309	(3,617)
	$196,155	$169,843	$563,289	$493,581

Income before income taxes	28,678	27,912	71,087	77,131
Income Tax Expense	8,713	9,467	22,428	27,776
Net income	$19,965	$18,445	$48,659	$49,355
Net income per share
Basic	$0.78	$0.72	$1.90	$1.94
Diluted	$0.77	$0.72	$1.89	$1.92
Diluted average shares outstanding	25,794	25,720	25,764	25,683

Segment Reporting
(in thousands)

	Three Months Ended		Nine Months Ended
	November 30, 2014	November 30, 2013	November 30, 2014	November 30, 2013
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net Sales:
Energy	$130,052	$112,035	$361,133	$312,635
Galvanizing Services	94,781	85,720	273,243	258,077
	$224,833	$197,755	$634,376	$570,712

Segment Operating Income :
Energy	$16,729	$11,853	$29,422	$35,634
Galvanizing Services	23,701	21,316	68,704	69,059
Total Segment Operating Income	$40,430	$33,169	$98,126	$104,693

AZZ Third Quarter - Fiscal Year 2015
January 9, 2015

Condensed Consolidated Balance Sheet
(in thousands)

	November 30, 2014	February 28, 2014
	(unaudited)	(unaudited)

Assets:
Current Assets	$335,233	$296,181
Net Property, Plant and Equipment	196,158	197,639
Other Assets, Net	449,948	459,433
Total Assets	$981,339	$953,253

Liabilities and Shareholders’ Equity:
Current Liabilities	$168,000	$144,016
Long Term Debt Due After One Year	355,857	384,768
Long Term Liabilities Due After One Year	0	9,121
Other Liabilities	42,000	39,435
Shareholders’ Equity	415,482	375,913
Total Liabilities and Shareholders’ Equity	$981,339	$953,253

Condensed Consolidated Statements of Cash Flows
(in thousands)

	Nine Months Ended
	November 30, 2014	November 30, 2013
	(unaudited)	(unaudited)

Net cash provided by (used in) operating activities	$82,928	$94,614
Net cash provided by (used in) investing activities	(29,038)	(309,740)
Net cash provided by (used in) financing activities	(37,820)	210,466
Effect of exchange rate changes on cash	316	10
Net increase (decrease) in cash and cash equivalents	$16,386	($4,650)
Cash and cash equivalents at beginning of period	27,565	55,597
Cash and cash equivalents at end of period	$43,951	$50,947

AZZ Third Quarter - Fiscal Year 2015
January 9, 2015

AZZ incorporated
Non-GAAP Disclosure
Adjusted Earning and Adjusted Earnings Per Share

Adjusted Earnings and Adjusted Earnings Per Share

In addition to reporting financial results in accordance with GAAP, AZZ has provided adjusted earnings and adjusted earnings per share, which are non-GAAP measures. Management believes that the presentation of these measures provides investors with greater transparency comparison of operating results across a broad spectrum of companies, which provides a more complete understanding of AZZ’s financial performance, competitive position and prospects for the future. Management also believes that investors regularly rely on non-GAAP financial measures, such as adjusted earnings and adjusted earnings per share, to assess operating performance and that such measures may highlight trends in the Company’s business that may not otherwise be apparent when relying on financial measures calculated in accordance with GAAP.

The following table provides a reconciliation for the three month period ended November 30, 2014 and 2013 between net income and diluted earnings per share calculated in accordance with GAAP to adjusted earnings and adjusted per share, respectively, which are shown net of tax (dollars in thousands, except per share data):

	Three Months Ended November 30,
	2014		2013
		(in thousands, except EPS)
	$	Per Diluted Share	$	Per Diluted Share
Net Income and Diluted Earnings Per Share	$19,965	$0.77	$18,445	$0.72

Adjustments (Net of Tax)	0	0	0	0

Joliet Facility Fire Operating Loss Add Back	0	0	$888	$0.03
Joliet Facility Fire - Remove Gain on Insurance Proceeds	0	0	$(4,868)	$ (0.19)
Arizona Facility Fire - Remove Gain on Insurance Proceeds	(450)	$ (0.02)	0	0
Acquisition Related Expense	0	0	$766	$0.03

Adjusted Earnings and Adjusted Earnings Per Share	$19,515	$0.75	$15,231	$0.59

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